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EXHIBIT 21

P&F INDUSTRIES, INC.

SUBSIDIARIES OF THE REGISTRANT

Continental Tool Group, Inc., a Delaware Corporation

  Hy-Tech Machine, Inc., a Delaware Corporation
  Florida Pneumatic Manufacturing Corporation, a Florida Corporation

    d/b/a Universal Tool
    d/b/a Pipemaster
    d/b/a Berkley Tool
    d/b/a Franklin Manufacturing

Countrywide Hardware, Inc., a Delaware Corporation

  Nationwide Industries, Inc., a Florida Corporation
  Pacific Stair Products, Inc., a Delaware Corporation
  WILP Holdings, Inc., a Delaware Corporation
  Woodmark International L.P., a Delaware Limited Partnership

    d/b/a Stair House

Embassy Industries, Inc., a New York Corporation

Green Manufacturing, Inc. a Delaware Corporation

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  EXHIBIT 21
P&F INDUSTRIES, INC.
SUBSIDIARIES OF THE REGISTRANT